EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

VOYAGEUR MUTUAL FUNDS II

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Tax-Free Colorado Fund (formerly, Macquarie Tax-Free Colorado Fund)	Effective as of April 19, 2001

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY	VOYAGEUR MUTUAL FUNDS II for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/ Managing Director	Title:	President/Senior Managing Director